Exhibit 99.1


News
For Immediate Release                                  SILGAN HOLDINGS INC.
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160



                    SILGAN HOLDINGS COMPLETES ACQUISITION OF
                      WHITE CAP CLOSURES BUSINESS IN BRAZIL


STAMFORD, CT, April 3, 2008 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today, as part of its previously reported acquisition of Amcor Limited's White Cap closures business in Europe, Asia and South America, the completion of the delayed closing in Brazil. Silgan White Cap is a leading worldwide supplier of an extensive range of metal, composite and plastic vacuum closures to consumer goods companies in the food and beverage industries. Silgan White Cap Brazil is a leader in these markets in Brazil and certain other South American countries.

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Silgan Holdings is a leading  manufacturer of consumer goods packaging  products with annual net sales of approximately $2.9 billion in 2007. Silgan operates 69 manufacturing facilities in North and South America, Europe and Asia. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

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